                                                                    EXHIBIT 99.2


For Immediate Release:


The presentation of AOL Time Warner Inc.'s historical financial performance reflects the adoption by the SEC of Regulation G and other rules affecting the use and disclosure of non-GAAP financial measures. Pursuant to recent SEC guidance on the application of Regulation G and the use of non-GAAP financial measures, going forward, the Company no longer will refer to "Operating Income
(Loss) before Depreciation and Amortization" as "EBITDA." In addition, unless otherwise noted, the Company's financial results described in this release, such as Operating Income (Loss), Operating Income (Loss) before Depreciation and Amortization, and Free Cash Flow, have not been adjusted for items that may affect their comparability, including merger and restructuring charges, impairments of goodwill and intangible assets and the gains or losses from asset disposals.


               AOL TIME WARNER REPORTS SECOND QUARTER 2003 RESULTS


NEW YORK, JULY 23, 2003 - AOL Time Warner Inc. (NYSE:AOL) today reported financial results for its second quarter ended June 30, 2003.

Revenues for the quarter increased 6% over the same period in 2002 to $10.8 billion, led by increases at the Filmed Entertainment, Networks and Cable divisions.

Operating Income before Depreciation and Amortization decreased 4% to $2.2 billion, including a total of $277 million in non-cash impairments of goodwill and intangible assets, offset partially by a $43 million gain on an asset sale. Excluding these impairments and the gain, Operating Income before Depreciation and Amortization increased 6% to $2.4 billion, reflecting double-digit increases at the Networks, Cable and Filmed Entertainment businesses, offset in part by declines at the America Online division.

Operating Income declined 15% to $1.3 billion, further reduced by higher levels of depreciation and amortization.

For the first six months of 2003, the Company generated $3.8 billion in Cash Flow from Operations, and Free Cash Flow totaled $2.5 billion. Free Cash Flow benefited from the favorable timing of working capital requirements and approximately $350 million of net cash received through the settlements of certain litigation.

At the end of the quarter, the Company's net debt totaled $24.2 billion, versus $26.3 billion at March 31, 2003. The reduction in net debt reflected proceeds of $1.225 billion received during the quarter from the sale of a 50% ownership stake in the Comedy Central cable TV network and the aforementioned net benefit from certain litigation settlements, as well as the generation of significant Free Cash Flow. This decrease was offset partially during the quarter by $813 million of incremental borrowings for the repurchase of all non-voting preferred shares in AOL Europe.

Chairman and Chief Executive Officer Dick Parsons said: "Our solid results in this quarter and the first half of the year give us confidence that we can deliver on all of our 2003 financial objectives. During the second half of the year, we will continue to focus on key priorities, especially reducing our absolute debt levels through Free Cash Flow generation and other de-leveraging initiatives -- including another $1 billion from last week's agreement to sell Warner Music's DVD/CD manufacturing and physical distribution businesses. At the same time, we'll look to prudently invest in our businesses to keep them strong, and extend their already leading competitive positions. Our goal for the remainder of this year is to keep laying the foundation that will enable us to exit 2003 with more momentum than we had when we entered it, with an eye toward achieving strong, sustainable growth next year and beyond."

Consolidated Reported Results

The Company reported Net Income of $1.1 billion, or $0.24 per basic and $0.23 per diluted common share, respectively, for the second quarter of 2003. The Net Income in 2003 includes $277 million of pretax non-cash impairments of goodwill and intangible assets at the Networks and Publishing divisions, a $43 million pre-tax gain on a Filmed Entertainment asset sale, $12 million of merger and restructuring charges, $542 million of pre-tax gains related to certain investments, principally related to Comedy Central, a pre-tax gain of approximately $760 million associated with the Microsoft settlement, and $151 million of non-cash investment charges, due primarily to AOL Japan and NTV-Germany.

This compares to Net Income from continuing operations of $394 million, or $0.09 per basic and diluted common share before discontinued operations for the three months ended June 30, 2002, including $364 million of pre-tax, non-cash investment charges and $90 million in gains related to the sale of certain investments. After discontinued operations, the Company recorded Net Income of $396 million, or $0.09 per basic and diluted common share, for the three months ended June 30, 2002.

Performance of Divisions

The schedules below reflect AOL Time Warner's performance for the three months and six months ended June 30 by line of business (in millions):

Three Months and Six Months Ended June 30:

                                                       Three Months Ended June 30,               Six Months Ended June 30,
Revenues:                                                   2003         2002                       2003         2002
                                                          --------     --------                   --------     --------
AOL                                                       $  2,132     $  2,266                   $  4,329     $  4,557
Cable                                                        1,923        1,762                      3,765        3,445
Filmed Entertainment                                         2,757        2,386                      5,121        4,522
Networks                                                     2,155        1,957                      4,247        3,743
Music                                                        1,051          972                      1,965        1,919
Publishing                                                   1,421        1,396                      2,573        2,477
Intersegment Eliminations                                     (621)        (536)                    (1,184)      (1,053)
                                                          --------     --------                   --------     --------

Total Revenues                                            $ 10,818     $ 10,203                   $ 20,816     $ 19,610
--------------                                            ========     ========                   ========     ========

Operating Income:
AOL                                                       $    210     $    274                   $    404     $    448
Cable                                                          401          378                        760          756
Filmed Entertainment (a)                                       330          262                        513          376
Networks (b)                                                   303          370                        755          759
Music                                                            6           29                         (8)          49
Publishing (c)                                                 164          282                        245          375
Corporate                                                     (122)         (86)                      (231)        (199)
Intersegment Eliminations                                       (7)          11                         (2)          13
                                                          --------     --------                   --------     --------

Total Operating Income                                    $  1,285     $  1,520                   $  2,436     $  2,577
----------------------                                    ========     ========                   ========     ========

Operating Income before Depreciation and Amortization:

AOL                                                       $    431     $    474                   $    835     $    817
Cable                                                          752          675                      1,443        1,327
Filmed Entertainment (a)                                       407          328                        658          509
Networks (b)                                                   359          420                        859          851
Music                                                          105          102                        192          193
Publishing (c)                                                 230          337                        378          482
Corporate                                                     (112)         (80)                      (213)        (186)
Intersegment Eliminations                                       (7)          11                         (2)          13
                                                          --------     --------                   --------     --------

Total Operating Income Before
Depreciation and Amortization                             $  2,165     $  2,267                   $  4,150     $  4,006
                                                          ========     ========                   ========     ========

-------------------------------

(a) In 2003, includes a $43 million gain related to the sale of a consolidated theater chain in the UK.

(b) In 2003, includes a $178 million impairment of intangible assets related to the winter sports teams.

(c) In 2003, includes a $99 million impairment of goodwill and intangible assets related to the AOL Time Warner Book Group.

Presented below is a discussion of AOL Time Warner's business segments for the second quarter of 2003, unless otherwise noted.

America Online

America Online's Operating Income before Depreciation and Amortization decreased 9% in the quarter on revenues that declined 6%. Operating Income decreased 23%.

Growth in America Online's Subscription revenues was more than offset by declines in Advertising and Other revenues. Subscription revenues grew 6%, principally due to strong gains at AOL Europe, which benefited primarily from favorable foreign currency exchange rates ($71 million), year-over-year membership growth and higher pricing, as well as a modest increase in the US that reflected the impact of a year-over-year increase in the number of broadband subscribers. This growth more than offset the effect of declines in US narrowband membership. Advertising revenues decreased by 48%, as a result of the reduction in the benefits from prior-period contract sales of approximately $140 million, as well as lower intercompany revenues. Other revenues declined 62%, due mainly to AOL's previously announced strategy to reduce the promotion of its merchandise business.

The decrease in Operating Income before Depreciation and Amortization versus the year-ago period reflects overall expense reductions being more than offset by lower revenues. During the quarter, America Online had lower Advertising revenues and increased expenses relating to its broadband initiatives, which were partially offset by improved results at AOL Europe and lower domestic narrowband network costs. Operating Income was further affected by higher depreciation due mainly to the continuing impact of increased ownership of network assets.

At June 30, the AOL service had 25.3 million members in the US, a decrease of
1.2 million from the same quarter last year (a decline of 846,000 compared to the quarter ended March 31, 2003). Approximately 45% of this quarterly sequential decline reflects the Company's identification and removal from the subscriber base of non-paying members, consisting principally of those with service violations and members failing to appropriately complete the registration and payment authorization process.

At June 30, the AOL service had 6.2 million members in Europe, an increase of 238,000 versus the year-ago quarter (a decline of 52,000 compared to the quarter ended March 31, 2003).

Cable

Cable's Operating Income before Depreciation and Amortization climbed 11% in the quarter on a 9% increase in revenues. Operating Income increased 6%.

Subscription revenues grew a strong 13%, driven by higher basic cable rates and increased basic, digital and high-speed data subscribers. Advertising revenues declined 31%, due to decreases in advertising purchased by programming vendors to promote new and existing channels and in intercompany advertising, offset partially by a 13% increase in other third-party advertising.

The increase in Operating Income before Depreciation and Amortization reflected primarily the increase in subscription revenues and the improved profitability of the high-speed data business, offset partly by the decline in high-margin advertising and higher programming costs. Operating Income was further affected by an increase in depreciation expense stemming primarily from the cumulative investment in customer premise equipment (digital converters and modems).

Basic cable subscribers increased at an annual rate of 0.9%. Time Warner Cable added 136,000 net digital video subscribers during the quarter to reach a total of 4.1 million, representing 37% of basic cable subscribers.

Time Warner Cable added 170,000 net residential high-speed data subscribers this quarter for a total of 2.9 million, representing 16% of eligible homes passed.

Filmed Entertainment

Filmed Entertainment's Revenues were up 16% in the quarter. Operating Income before Depreciation and Amortization rose $79 million (or 24%), including a $43 million gain from an asset sale. Excluding this gain, Operating Income before Depreciation and Amortization climbed 11%.

Operating Income grew 26%.

The increase in revenues was driven by worldwide theatrical success, led by Warner Bros. Pictures' The Matrix Reloaded, as well as continued worldwide growth in DVD revenues and increases in television revenues related mainly to Seinfeld and Friends.

The growth in Operating Income before Depreciation and Amortization as well as Operating Income reflected the revenue increases and improved margin contribution from the theatrical business, as well as the $43 million gain from the sale of Warner Bros. Entertainment's consolidated theater chain in the UK.

Released May 15, The Matrix Reloaded has generated over $700 million in worldwide box office to date - already making it the third highest-grossing film in the history of Warner Bros.

Warner Home Video ranked #1 in the US for the six months ended June 30 in combined DVD and VHS sales and rentals - led by Warner Bros.' Harry Potter and the Chamber of Secrets - capturing 22.9% and 19.1% shares, respectively.

For the six months ended June 30, Warner Bros. Pictures and New Line generated $572 million and $239 million, respectively, in domestic box office - combining for an industry share of 19.6% - and Warner Bros. Pictures also ranked first in international box office having generated nearly $1.0 billion.

Warner Bros. Television will produce a record 27 series (13 returning and 14 new programs) for the Fall 2003-2004 primetime schedule, supplying two or more shows to each of the six broadcast networks. In addition, Telepictures Productions will have two broadcast network primetime series on the air this Fall.

Last week, Warner Bros. Television received 38 Primetime Emmy nominations, led by the "The West Wing" with 15 nominations, including Outstanding Drama (which it has won the last three years), as well as "Friends" with 11 nominations, including Outstanding Comedy (which it won last year).

Networks

Network's Revenues were up 10% in the quarter. Operating Income before Depreciation and Amortization decreased $61 million (or 15%), including a non-cash impairment charge of $178 million related to the winter sports teams: the NHL's Atlanta Thrashers and NBA's Atlanta Hawks. Excluding this impairment charge, Operating Income before Depreciation and Amortization increased 28%.

Operating Income decreased 18%.

Subscription, Advertising and Content revenues all increased during the quarter. Subscription revenue gains of 6% resulted from an increase in subscribers and subscription rates at the Turner networks and HBO. Advertising revenues increased a strong 17%, with a 16% increase at the Turner networks and 23% at The WB, both due primarily to higher CPMs and ratings as well as higher revenue related to additional NBA playoff games on TNT. Content revenues increased 15%, mainly reflecting higher ancillary sales of HBO programming.

Operating Income before Depreciation and Amortization as well as Operating Income benefited from revenue increases, particularly high-margin advertising, and from lower marketing spend and the absence of comparable reserves accrued in 2002 related to receivables from a cable system operator. These gains were more than offset by the aforementioned $178 million impairment of the winter sports teams' intangible assets, which were originally recorded at the time of the America Online-Time Warner merger, and increases in entertainment and news programming costs.

For the quarter, TNT was the #1 basic cable network among adults 18-49 and 25-54 in both primetime and total day, while the TBS Superstation ranked #1 among adults 18-34 and #2 among adults 18-49 in total day.

Over the 2002-2003 season, The WB delivered the largest gains of any broadcast network across all 18-34 demographics and adults 18-49, while maintaining the youngest median age on broadcast network television.

HBO last week received a record 109 Primetime Emmy nominations -- the most of any other network for the third year in a row. Six Feet Under topped HBO's list of nominees with 16 nominations, the most nominations of any show on TV this season.

Music

Warner Music Group's Operating Income before Depreciation and Amortization rose 3% in the quarter on a revenue increase of 8%. Operating Income decreased from $29 million to $6 million.

The revenue increase was driven mainly by increased shipments of new and carryover recorded music releases and favorable foreign currency exchange rates ($49 million).

The modest increase in Operating Income before Depreciation and Amortization was due to improved results at Warner Music's manufacturing and domestic recorded music operations. Those improved results more than offset the recording of a $6 million restructuring charge and lower results in its music publishing business and international recorded music operations, due in part to higher royalty advance write-offs. The increase in Operating Income before Depreciation and Amortization was more than offset by an increase in depreciation expense relating to DVD manufacturing expansion and a year-over-year increase in the amortization expense associated with a reduction in the amortization period of the recorded music catalog and publishing copyrights.

For the quarter, Warner Music improved its competitive position despite difficult industry trends. According to Soundscan, Warner Music's domestic album share through June 30 was 18.9% - ranking second among all music companies - and up from 17.0% at year-end 2002.

Top worldwide sellers in the quarter included such artists as Linkin Park, Cher, Fleetwood Mac, Madonna and STAIND - whose albums all reached Soundscan's top five.

Publishing

Publishing's Revenues were up 2% in the quarter. Operating Income before Depreciation and Amortization decreased $107 million (or 32%), including a non-cash impairment charge of $99 million at the AOL Time Warner Book Group. Excluding this charge, Operating Income before Depreciation and Amortization decreased 2%.

Operating Income, including the $99 million charge, decreased $118 million (or 42%).

Revenue growth reflected modest increases in Advertising and Content revenues. Advertising revenues grew 2%, led by gains at Real Simple, Southern Living, Cooking Light and Parenting, which more than offset declines at news and business magazines. The Content revenues increase was driven by strong sales at the AOL Time Warner Book Group. Other revenues slightly decreased, related primarily to declines at Time Life, offset in part by an increase at Southern Living At HOME.

Operating Income before Depreciation and Amortization decreased primarily as a result of the aforementioned $99 million charge related to the impairment of the AOL Time Warner Book Group's goodwill and intangible assets originally recorded at the time of the America Online-Time Warner merger. In addition, the results also included a $17 million year-over-year decline at Time Life (including a $6 million restructuring charge), offset principally by the increase in advertising revenues and a reduction in employee benefit accruals. Operating Income was further affected by the increased amortization associated with the acquisition of Synapse.

Based on Publishers Information Bureau (PIB) data, Time Inc.'s 2003 industry-leading share of overall domestic advertising through June 30 was 24.7%.

Time Inc. earned two National Magazine Awards this spring - Parenting for General Excellence and Sports Illustrated for Profile Writing.

The AOL Time Warner Book Group added 11 titles to the New York Times bestsellers list this quarter, bringing the year-to-date total to 32. Popular new titles included James Patterson's The Lake House and Nicholas Sparks' The Guardian, as well as the mass market releases of Patterson's The Beach House and Nelson DeMille's Up Country.

Update on SEC Investigation

The SEC continues to investigate a range of transactions principally involving the Company's America Online unit. In its Form 10-K, filed in March of this year, the Company disclosed that, with respect to two related transactions between America Online and Bertelsmann, A.G., the staff of the SEC had expressed a preliminary view that the accounting for those transactions was not correct. Since that time, the SEC staff has reviewed those transactions further, and the Office of the Chief Accountant of the SEC has recently informed the Company that it has concluded that the accounting for these transactions is not correct. Based on their knowledge and understanding of the facts of these transactions, the Company and its auditors continue to believe that the accounting for those transactions is appropriate, but it is possible that the Company may learn additional information as a result of its own review, discussions with the SEC and/or the SEC's ongoing investigation that would lead the Company to reconsider its views of the accounting for these transactions. For a more detailed discussion of this matter, please see Note 1 of the Notes to Consolidated Financial Statements, included as part of this release.

Use of Operating Income (Loss) before Depreciation and Amortization and Use of Free Cash Flow

The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. Operating Income (Loss) before Depreciation and Amortization is considered an important indicator of the operational strength of the Company's businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is defined as cash provided by continuing operations less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to service its debt and make strategic investments.

Both Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for the Company's Operating Income (Loss), Net Income (Loss) and various cash flow measures (e.g., Cash Provided by Operations), respectively, as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.


About AOL Time Warner

AOL Time Warner is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing.

The Company's earnings conference call can be heard live at 10 am ET on Wednesday, July 23. To listen to the call, visit www.aoltimewarner.com/investors or AOL Keyword: IR.

Caution Concerning Forward-Looking Statements

This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors and other factors affecting the operation of the businesses of AOL Time Warner Inc. More detailed information about these factors may be found in filings by AOL Time Warner with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and its most recent quarterly report on Form 10-Q. AOL Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACTS

Edward Adler (Corporate Communications)
(212) 484-6630

Tricia Primrose (Corporate Communications)
(212) 484-7450

John Martin (Investor Relations)
(212) 484-6579

Jim Burtson (Investor Relations)
(212) 484-8719

                                      # # #

                              AOL TIME WARNER INC.
                           CONSOLIDATED BALANCE SHEET
                                   (Unaudited)


                                                                                    June 30,        December 31,
                                                                                      2003              2002
                                                                                   ---------         ---------
                                                                                       (millions, except
ASSETS                                                                                 per share amounts)
Current assets
Cash and equivalents ......................................................        $   2,074         $   1,730
Receivables, less allowances of $2.283 and $2.379 billion .................            4,578             5,667
Inventories ...............................................................            1,964             1,896
Prepaid expenses and other current assets .................................            1,996             1,862
                                                                                   ---------         ---------

Total current assets ......................................................           10,612            11,155

Noncurrent inventories and film costs .....................................            3,173             3,351
Investments, including available-for-sale securities ......................            4,083             5,138
Property, plant and equipment .............................................           12,114            12,150
Intangible assets subject to amortization .................................            7,123             7,061
Intangible assets not subject to amortization .............................           40,146            37,145
Goodwill ..................................................................           39,101            36,986
Other assets ..............................................................            2,304             2,464
                                                                                   ---------         ---------

Total assets ..............................................................        $ 118,656         $ 115,450
                                                                                   =========         =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable ..........................................................        $   1,902         $   2,459
Participations payable ....................................................            1,777             1,689
Royalties and programming costs payable ...................................            1,560             1,495
Deferred revenue ..........................................................            1,196             1,209
Debt due within one year ..................................................              419               155
Other current liabilities .................................................            5,838             6,388
                                                                                   ---------         ---------

Total current liabilities .................................................           12,692            13,395

Long-term debt ............................................................           25,898            27,354
Deferred income taxes .....................................................           12,868            10,823
Deferred revenue ..........................................................              988               990
Other liabilities .........................................................            4,888             5,023
Minority interests ........................................................            5,323             5,048

Shareholders' equity
Convertible Preferred Stock, $0.10 par value, 1 share authorized, issued
     and outstanding, $0.10 liquidation preference ........................            1,500                --
Series LMCN-V common stock, $0.01 par value, 171.2 million shares
     outstanding in each period ...........................................                2                 2
AOL Time Warner common stock, $0.01 par value, 4.338 and
     4.305 billion shares outstanding .....................................               43                43
Paid-in capital ...........................................................          155,388           155,134
Accumulated other comprehensive loss, net .................................             (460)             (428)
Retained earnings .........................................................         (100,474)         (101,934)
                                                                                   ---------         ---------

Total shareholders' equity ................................................           55,999            52,817
                                                                                   ---------         ---------

Total liabilities and shareholders' equity ................................        $ 118,656         $ 115,450
                                                                                   =========         =========

See accompanying notes.

                              AOL TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)


                                                                    Three Months Ended June 30       Six Months Ended June 30,
                                                                    --------------------------       ------------------------
                                                                       2003            2002            2003            2002
                                                                     --------        --------        --------        --------
                                                                               (millions, except per share amounts)
Revenues:
     Subscriptions ...........................................       $  5,118        $  4,747        $ 10,053        $  9,214
     Advertising .............................................          1,678           1,679           3,016           3,087
     Content .................................................          3,556           3,194           6,809           6,125
     Other ...................................................            466             583             938           1,184
                                                                     --------        --------        --------        --------

     Total revenues ..........................................         10,818          10,203          20,816          19,610

Costs of revenues ............................................         (6,265)         (5,965)        (12,269)        (11,628)
Selling, general and administrative ..........................         (2,811)         (2,543)         (5,435)         (4,959)
Merger and restructuring costs ...............................            (12)             --             (36)           (107)
Amortization of intangible assets ............................           (211)           (175)           (406)           (339)
Impairment of goodwill and intangible assets .................           (277)             --            (277)             --
Gain on disposal of assets ...................................             43              --              43              --
                                                                     --------        --------        --------        --------


Operating income .............................................          1,285           1,520           2,436           2,577

Interest expense, net ........................................           (473)           (441)           (941)           (817)
Other income (expense), net ..................................          1,103            (331)          1,169            (986)
Minority interest expense ....................................            (60)            (53)           (116)            (84)
                                                                     --------        --------        --------        --------
Income (loss) before income taxes, discontinued operations
     and cumulative effect of accounting change ..............          1,855             695           2,548             690
Income tax provision .........................................           (791)           (301)         (1,088)           (304)
                                                                     --------        --------        --------        --------

Income (loss) before discontinued operations and
     cumulative effect of accounting change ..................          1,064             394           1,460             386
Discontinued operations, net of tax ..........................             --               2              --               1
                                                                     --------        --------        --------        --------
Income (loss) before cumulative effect of accounting change ..          1,064             396           1,460             387
Cumulative effect of accounting change .......................             --              --              --         (54,235)
                                                                     --------        --------        --------        --------
Net income (loss) ............................................       $  1,064        $    396        $  1,460        $(53,848)
                                                                     ========        ========        ========        ========

Basic income (loss) per common share before discontinued
     operations and cumulative effect of accounting change ...       $   0.24        $   0.09        $   0.33        $   0.09
Discontinued operations ......................................             --              --              --              --
Cumulative effect of accounting change .......................             --              --              --          (12.21)
                                                                     --------        --------        --------        --------

Basic net income (loss) per common share .....................       $   0.24        $   0.09        $   0.33        $ (12.12)
                                                                     ========        ========        ========        ========

Diluted income (loss) per common share before discontinued
     operations and cumulative effect of accounting change ...       $   0.23        $   0.09        $   0.32        $   0.09
Discontinued operations ......................................             --              --              --              --
Cumulative effect of accounting change .......................             --              --              --          (12.21)
                                                                     --------        --------        --------        --------

Diluted net income (loss) per common share ...................       $   0.23        $   0.09        $   0.32        $ (12.12)
                                                                     ========        ========        ========        ========

Average basic common shares ..................................        4,500.5         4,454.1         4,491.8         4,441.7
                                                                     ========        ========        ========        ========
Average diluted common shares ................................        4,648.9         4,528.2         4,586.8         4,531.2
                                                                     ========        ========        ========        ========

-------------------

See accompanying notes.

                              AOL TIME WARNER INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                            Six Months Ended June 30,
                                   (Unaudited)

                                                                                       2003         2002
                                                                                     --------     --------
                                                                                         (millions)
OPERATIONS
Net income (loss) ...............................................................    $  1,460     $(53,848)
Adjustments for noncash and nonoperating items:
     Cumulative effect of accounting change .....................................          --       54,235
     Depreciation and amortization ..............................................       1,714        1,429
     Impairment of goodwill and other intangible assets .........................         277           --
     Amortization of film costs .................................................       1,346        1,067
     Loss on writedown of investments ...........................................         186          952
     Gain on sale of investments ................................................        (694)         (94)
     Equity in losses of investee companies after distributions .................          69          141
Changes in operating assets and liabilities, net of acquisitions ................        (563)        (276)
Adjustments relating to discontinued operations .................................          --          322
                                                                                     --------     --------

Cash provided by operations .....................................................       3,795        3,928
                                                                                     --------     --------

INVESTING ACTIVITIES
Investments in available-for-sale securities ....................................          (2)          (4)
Other investments and acquisitions, net of cash acquired ........................        (386)      (5,828)
Capital expenditures and product development costs from continuing
     operations .................................................................      (1,263)      (1,354)
Capital expenditures from discontinued operations ...............................          --         (169)
Investment proceeds from available-for-sale securities ..........................         911           70
Other investment proceeds .......................................................       1,377          151
                                                                                     --------     --------

Cash provided (used) by investing activities ....................................         637       (7,134)
                                                                                     --------     --------

FINANCING ACTIVITIES
Borrowings ......................................................................       1,843       13,406
Debt repayments .................................................................      (5,216)      (8,980)
Redemption of redeemable preferred securities of subsidiaries ...................        (813)        (255)
Proceeds from exercise of stock option and dividend reimbursement plans .........         191          215
Current period repurchases of common stock ......................................          --         (102)
Dividends paid and partnership distributions from discontinued operations, net ..          --          (47)
Principal payments on capital leases ............................................         (67)         (17)
Other ...........................................................................         (26)           6
                                                                                     --------     --------

Cash provided (used) by financing activities ....................................      (4,088)       4,226
                                                                                     --------     --------

INCREASE IN CASH AND EQUIVALENTS ................................................         344        1,020

CASH AND EQUIVALENTS AT BEGINNING OF PERIOD .....................................       1,730          719
                                                                                     --------     --------

CASH AND EQUIVALENTS AT END OF PERIOD ...........................................    $  2,074     $  1,739
                                                                                     ========     ========

-------------------

See accompanying notes.

                              AOL TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                   AND AMORTIZATION TO OPERATING INCOME (LOSS)
                              (Millions, Unaudited)


Three Months Ended June 30, 2003

                                    Operating income
                                   before Depreciation                                         Operating
                                    and Amortization      Depreciation      Amortization      income (loss)
                                   -------------------    ------------      ------------      -------------

AOL ..........................          $   431              $  (177)          $   (44)          $   210
Cable ........................              752                 (349)               (2)              401
Filmed Entertainment(a) ......              407                  (23)              (54)              330
Networks(b) ..................              359                  (47)               (9)              303
Music ........................              105                  (38)              (61)                6
Publishing(c) ................              230                  (25)              (41)              164
Corporate ....................             (112)                 (10)               --              (122)
Intersegment elimination .....               (7)                  --                --                (7)
                                        -------              -------           -------           -------
Total ........................          $ 2,165              $  (669)          $  (211)          $ 1,285
                                        =======              =======           =======           =======


Three Months Ended June 30, 2002


                                    Operating income
                                   before Depreciation                                         Operating
                                    and Amortization      Depreciation      Amortization      income (loss)
                                   -------------------    ------------      ------------      -------------


AOL ..........................          $   474              $  (159)          $   (41)          $   274
Cable ........................              675                 (295)               (2)              378
Filmed Entertainment .........              328                  (19)              (47)              262
Networks .....................              420                  (42)               (8)              370
Music ........................              102                  (28)              (45)               29
Publishing ...................              337                  (23)              (32)              282
Corporate ....................              (80)                  (6)               --               (86)
Intersegment elimination .....               11                   --                --                11
                                        -------              -------           -------           -------
Total ........................          $ 2,267              $  (572)          $  (175)          $ 1,520
                                        =======              =======           =======           =======

-------------------------

(a)  Operating income before depreciation and amortization and operating income
     (loss) includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.
(b)  Operating income before depreciation and amortization and operating income
     (loss) includes a $178 million impairment of intangible assets related to the Winter Sports teams.
(c)  Operating income before depreciation and amortization and operating income
     (loss) includes a $99 million impairment of goodwill and other intangibles related to the AOLTW Book Group.

                              AOL TIME WARNER INC.
             RECONCILIATION OF OPERATING INCOME BEFORE DEPRECIATION
                   AND AMORTIZATION TO OPERATING INCOME (LOSS)
                              (Millions, Unaudited)



Six Months Ended June 30, 2003

                                        Operating income
                                       before Depreciation                                                   Operating
                                        and Amortization        Depreciation         Amortization          income (loss)
                                       -------------------      ------------         ------------          -------------
AOL ..........................              $   835               $  (348)              $   (83)              $   404
Cable ........................                1,443                  (679)                   (4)                  760
Filmed Entertainment(a) ......                  658                   (43)                 (102)                  513
Networks(b) ..................                  859                   (92)                  (12)                  755
Music ........................                  192                   (76)                 (124)                   (8)
Publishing(c) ................                  378                   (52)                  (81)                  245
Corporate ....................                 (213)                  (18)                   --                  (231)
Intersegment elimination .....                   (2)                   --                    --                    (2)
                                            -------               -------               -------               -------
Total ........................              $ 4,150               $(1,308)              $  (406)              $ 2,436
                                            =======               =======               =======               =======


Six Months Ended June 30, 2002

                                        Operating income
                                       before Depreciation                                                   Operating
                                        and Amortization        Depreciation         Amortization          income (loss)
                                       -------------------      ------------         ------------          -------------
AOL ..........................              $   817               $  (287)              $   (82)              $   448
Cable ........................                1,327                  (569)                   (2)                  756
Filmed Entertainment .........                  509                   (38)                  (95)                  376
Networks .....................                  851                   (81)                  (11)                  759
Music ........................                  193                   (56)                  (88)                   49
Publishing ...................                  482                   (46)                  (61)                  375
Corporate ....................                 (186)                  (13)                   --                  (199)
Intersegment elimination .....                   13                    --                    --                    13
                                            -------               -------               -------               -------
Total ........................              $ 4,006               $(1,090)              $  (339)              $ 2,577
                                            =======               =======               =======               =======

---------------------------

(a) Operating income before depreciation and amortization and operating income (loss) includes a $43 million gain related to the sale of a consolidated theater chain in the U.K.

(b)  Operating income before depreciation and amortization and operating income
     (loss) includes a $178 million impairment of intangible assets related to the Winter Sports teams.

(c)  Operating income before depreciation and amortization and operating income
     (loss) includes a $99 million impairment of goodwill and other intangibles related to the AOLTW Book Group.

                              AOL TIME WARNER INC.
                       SUPPLEMENTAL FINANCIAL INFORMATION
      RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW FROM
                             CONTINUING OPERATIONS
                              (millions, unaudited)

AOL Time Warner evaluates operating performance based on several factors, including free cash flow from continuing operations, which excludes the impact of discontinued operations and is defined as cash provided by operations less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any.


                                                         Three Months Ended June  30,   Six Months Ended June 30,
                                                         ----------------------------   ------------------------
                                                               2003          2002          2003          2002
                                                             -------       -------       -------       -------

Cash provided by operations ...........................      $ 2,250       $ 2,169       $ 3,795       $ 3,928
Less discontinued operations:
     Net income .......................................           --            (2)           --            (1)
     Other changes ....................................           --          (165)           --          (322)
                                                             -------       -------       -------       -------

Cash provided by continuing operations ................        2,250         2,002         3,795         3,605
Capital expenditures and product development costs
     from continuing operations .......................         (709)         (765)       (1,263)       (1,354)
Principal payments on capital leases from
     continuing operations ............................          (36)          (10)          (67)          (17)
                                                             -------       -------       -------       -------

Free cash flow from continuing operations .............      $ 1,505       $ 1,227       $ 2,465       $ 2,234
                                                             =======       =======       =======       =======

                              AOL TIME WARNER INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Business and Basis of Presentation

Description of Business

AOL Time Warner Inc. ("AOL Time Warner" or the "Company") is the world's leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks, music and publishing. AOL Time Warner classifies its business interests into six fundamental areas:
AOL, consisting principally of interactive services Cable, consisting principally of interests in cable television systems; Filmed Entertainment, consisting principally of interests in filmed entertainment and television production; Networks, consisting principally of interests in cable television and broadcast network programming; Music, consisting principally of interests in recorded music, music publishing and DVD manufacturing and Publishing, consisting principally of interests in magazine publishing, book publishing and direct marketing.

Basis of Presentation

Use of Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow

The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. Operating Income (Loss) before Depreciation and Amortization is considered an important indicator of the operational strength of the Company's businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of non-cash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the costs of certain capitalized tangible and intangible assets used in generating revenues in the Company's businesses. Management evaluates the costs of such tangible and intangible assets through other financial measures such as capital expenditures and investment spending.

The Company also utilizes Free Cash Flow to evaluate the performance of its businesses. Free Cash Flow is defined as cash provided by continuing operations less capital expenditures and product development costs, principal payments on capital leases, dividends paid and partnership distributions, if any. Free Cash Flow is considered to be an important indicator of the Company's ability to service its debt and make strategic investments.

Both Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for the Company's Operating Income (Loss), Net Income (Loss) and various cash flow measures (e.g., Cash Provided by Operations), respectively, as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Update on Status of Government Investigations

In its Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "2002 Form 10-K"), which was filed with the Securities and Exchange Commission ("SEC") on March 28, 2003, the Company disclosed that the staff of the SEC had recently informed the Company that, based on information provided to the SEC by the Company, it was the preliminary view of the SEC staff that the Company's accounting for two related transactions between America Online and Bertelsmann, A.G. should be adjusted. For a description of those transactions, see Management's Discussion and Analysis of Results of Operations and Financial Condition and Note 17 to the financial statements in the Company's 2002 Form 10-K. At that time, the Company further disclosed that it had provided the SEC a written explanation of the basis for the Company's accounting for these transactions and the reasons why both the Company and its auditors continued to believe that these transactions had been accounted for correctly.

The staff of the SEC has continued to review the Company's accounting for these transactions, including the Company's written and oral submissions to the SEC. Recently, the Office of the Chief Accountant of the SEC informed the Company that it has concluded that the accounting for these transactions is incorrect. Specifically, in the view of the Office of the Chief Accountant, the Company should have allocated some portion of the $400 million paid by Bertelsmann, A.G. to America Online for advertising, which was run by the Company and recognized as revenue, as consideration for the Company's decision to relinquish its option to pay Bertelsmann in stock for its interests in AOL Europe, and therefore should have been reflected as a reduction in the purchase price for Bertelsmann's interest in AOL Europe, rather than as advertising revenue. In addition, the Division of Enforcement of the SEC continues to investigate the facts and circumstances of the negotiation and performance of these agreements with Bertelsmann, including the value of advertising provided thereunder.

Based upon its knowledge and understanding of the facts of these transactions, the Company and its auditors continue to believe its accounting for these transactions is appropriate. It is possible, however, that the Company may learn information as a result of its ongoing review, discussions with the SEC, and/or the SEC's ongoing investigation that would lead the Company to reconsider its views of the accounting for these transactions. It is also possible that restatement of the Company's financial statements with respect to these transactions may be necessary. In light of the conclusion of the SEC staff that the accounting for the Bertelsmann transactions is incorrect, it is likely that the SEC would not declare effective any registration statement of the Company or its affiliates, such as the potential initial public offering of Time Warner Cable Inc., until this matter is resolved.

As previously disclosed, the SEC also continues to investigate a range of other transactions principally involving the Company's America Online unit. The Company intends to continue its efforts to cooperate with both the SEC and the Department of Justice investigations to resolve these matters. It is not yet possible to predict the outcome of these investigations, but it is possible that further restatement of the Company's financial statements may be necessary. It is also possible that, so long as there are other unresolved issues associated with the Company's financial statements, the effectiveness of any registration statement of the Company or its affiliates may be delayed.

Note 2: TWE Restructuring

On March 31, 2003, AOL Time Warner and Comcast Corp. ("Comcast") completed the restructuring of Time Warner Entertainment Company, L.P. ("TWE") (the "TWE Restructuring"). As a result of the TWE Restructuring, AOL Time Warner acquired complete ownership of TWE's content businesses, including Warner Bros., Home Box Office, and TWE's interests in The WB Network, Comedy Partners ("Comedy Central") and the Courtroom Television Network ("Court TV"). Additionally, all of AOL Time Warner's interests in cable, including those that were wholly-owned and those that were held through TWE, are now controlled by a new subsidiary of AOL Time Warner called Time Warner Cable Inc. ("TWC Inc."). As part of the restructuring, AOL Time Warner received a 79% economic interest in TWC Inc.'s cable systems. TWE is now a subsidiary of TWC Inc.

In exchange for its previous stake in TWE, Comcast: (i) received AOL Time Warner preferred stock, which will be converted into $1.5 billion of AOL Time Warner common stock; (ii) received a 21.0% economic interest in TWC Inc.'s cable systems; and (iii) was relieved of $2.1 billion of pre-existing debt at one of its subsidiaries, which was assumed by TWC Inc. as part of the restructuring.

Comcast's 21.0% economic interest in TWC Inc.'s cable business, is held through a 17.9% direct ownership interest in TWC Inc. (representing a 10.7% voting interest) and a limited partnership interest in TWE representing a 4.7% residual equity interest. AOL Time Warner's 79% economic interest in TWC Inc.'s cable business is held through an 82.1% ownership interest in TWC Inc. (representing an 89.3% voting interest) and a partnership interest in TWE representing a 1% residual equity interest. AOL

Time Warner also holds a $2.4 billion mandatorily redeemable preferred equity interest in TWE. The additional ownership interests acquired by AOL Time Warner in the TWE Restructuring have been accounted for as a step acquisition and are reflected in the accompanying balance sheet as of June 30, 2003.

Note 3: Other Transactions and Items Affecting Comparability

                                                        Three Months Ended June 30,      Six Months Ended June 30,
                                                        ---------------------------      -------------------------
                                                            2003            2002            2003            2002
                                                          -------         -------         -------         -------
Items that impact operating income:                                             (millions)
Merger and restructuring costs ...................        $   (12)        $    --         $   (36)        $  (107)
Impairment of goodwill and intangible assets .....           (277)             --            (277)             --
Gain on disposal of assets .......................             43              --              43              --
                                                          -------         -------         -------         -------

Impact on operating income .......................           (246)             --            (270)           (107)
                                                          -------         -------         -------         -------

Items that impact other income (expense), net:
Microsoft Settlement .............................            760              --             760              --
Investment Gains .................................            542              90             651              90
Loss on writedown of investments .................           (151)           (364)           (174)           (945)
                                                          -------         -------         -------         -------

Impact on other income (expense), net ............          1,151            (274)          1,237            (855)
                                                          -------         -------         -------         -------

Pretax impact ....................................            905            (274)            967            (962)
Income tax impact ................................           (381)            110            (406)            385
                                                          -------         -------         -------         -------

After-tax impact .................................        $   524         $  (164)        $   561         $  (577)
                                                          =======         =======         =======         =======


Merger and Restructuring Costs

Merger and restructuring costs consist of charges related to mergers, employee terminations and exit activities, which are expensed in accordance with accounting principles generally accepted in the United States. During the three months ended June 30, 2003, the Company incurred restructuring costs related to various employee and contractual terminations of $12 million, including $6 million at Publishing and $6 million at Music. During the six months ended June 30, 2003, the Company incurred restructuring costs related to various employee and contractual terminations of $36 million, including $4 million at AOL, $8 million at Networks, $6 million at Music and $18 million at Publishing. During the six months ended June 30, 2002, the Company incurred restructuring costs of $107 million, including $75 million at AOL, $5 million at Music and $27 million at Corporate. These costs are included in "merger and restructuring costs" in the accompanying consolidated statement of operations.

Impairment of Goodwill and Intangible Assets

During the second quarter of 2003, the Company recorded a $178 million intangible asset impairment charge related to the Winter Sports Teams at the Networks segment and also recorded a $99 million goodwill and intangible asset impairment charge at the Publishing segment related to the AOL Time Warner Book Group. These impairments were recognized as a result of fair value information obtained during the quarter through negotiations with third parties about the potential disposition of these businesses. These amounts are included in operating income in the accompanying 2003 consolidated statement of operations.

Gain on Disposal of Assets

During the second quarter of 2003, the Company recognized a $43 million gain on the sale of its interest in a UK theater chain, which had previously been consolidated by the Filmed Entertainment segment. This gain is included in operating income in the accompanying 2003 consolidated statement of operations.

Microsoft Settlement

On January 22, 2002, Netscape Communications Corporation ("Netscape") sued Microsoft Corporation ("Microsoft") in the U. S. District Court for the District of Columbia for antitrust violations under Sections 1 and 2 of the Sherman Act, as well as for other common law violations.

On May 29, 2003, Microsoft and AOL Time Warner announced an agreement to settle the pending litigation between Microsoft and Netscape and to collaborate on long-term digital media initiatives that will accelerate the adoption of digital content (the "Microsoft Settlement"). As part of the settlement, Microsoft agreed to pay $750 million to AOL Time Warner and AOL Time Warner agreed to release Microsoft from the Netscape action and related antitrust claims. In addition, Microsoft agreed to a variety of steps designed to ensure that Microsoft and AOL products work better with each other, including providing AOL with seven years of dedicated support by Microsoft engineers who have access to Windows source code, to help AOL with compatibility and other engineering efforts. The digital media initiative also established a long-term, nonexclusive license agreement allowing AOL Time Warner the right but not obligation to use Microsoft's entire Windows Media 9 Series digital media platform, as well as successor Microsoft digital rights management software. Microsoft also agreed to provide AOL with a new distribution channel for its software to certain PC users worldwide. Finally, as part of this settlement, Microsoft agreed to release AOL Time Warner from the obligation to reimburse Microsoft's attorneys fees in connection with an arbitration ruling under a 1996 distribution agreement.

In determining the gain recognized in connection with the Microsoft Settlement, the Company evaluated the fair value of all elements received in addition to the cash payment of $750 million. The Company has preliminarily estimated the value of the noncash elements received in connection with the Microsoft Settlement aggregated approximately $10 million. Accordingly, the total gain recognized by AOL Time Warner as a result of the Microsoft Settlement is approximately $760 million, which is included in "Other income (expense), net," in the Company's consolidated statement of operations for the three and six months ended June 30, 2003.

Investment Gains

During the three months ended June 30, 2003, the Company recognized gains on the sale of certain investments of $542 million, including a $513 million gain from the sale of the Company's interest in Comedy Central and a $14 million gain on the sale of the Company's equity interest in an international theater chain. For the six months ended June 30, 2003, in addition to the gains discussed above, the Company recognized $109 million of gains, including the $50 million gain from the sale of the Company's interest in Hughes Electronics Corp. ("Hughes") and a gain of $35 million on the sale of the Company's equity interest in another international theater chain.

For the three and six months ended June 30, 2002, the Company recognized investment gains of $90 million, including a $59 million gain from the sale of a portion of the Company's interest in The Columbia House Company Partnerships and a $31 million gain on the redemption of approximately 1.6 million shares of preferred stock of TiVo Inc.

These gains are included in "Other income (expense), net" in the accompanying consolidated statement of operations.

Investment Write-Downs

The Company has experienced declines in the value of certain publicly traded and privately held investments, restricted securities and investments accounted for using the equity method of accounting. As a result, the Company has recorded non-cash pretax charges to reduce the carrying value of certain investments that experienced other-than-temporary declines in value and to reflect market fluctuations in equity derivative instruments.

For the three and six months ended June 30, 2003, non-cash charges to reflect other-than-temporary declines in the Company's investments were $151 million and $174 million, respectively. These amounts were comprised of $160 million and $187 million, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value, offset in part by $9 million and $13 million, respectively, of gains to reflect market fluctuations in equity derivative instruments. Included in the 2003 charge was a writedown of $77 million of the Company's 40.3% interest in AOL Japan and a $71 million writedown of the Company's 49.8% interest in NTV-Germany.

For the three and six months ended June 30, 2002, non-cash charges to reflect other-than-temporary declines in the Company's investments were $364 million and $945 million, respectively. These amounts were comprised of $363 million and $953 million, respectively, to reduce the carrying value of certain investments that experienced other-than-temporary declines in market value, and a loss of $1 million and income of $8 million, respectively, to reflect market fluctuations in equity derivative instruments. Included in the noncash pretax charges noted above for the three and six months ended June 30, 2002 are charges of approximately $201 million and $772 million, respectively, to reduce AOL Time Warner's investment in Time Warner Telecom Inc., a 44%-owned equity investee, and approximately $101 million in the second quarter relating to an investment in Gateway, Inc. for declines deemed to be other than temporary.

These write downs are included in "Other income (expense), net" in the accompanying consolidated statement of operations.

Note 4:  Intercompany Transactions

In the normal course of business, the AOL Time Warner segments enter into transactions with one another. The most common types of intercompany transactions include:

-- The Filmed Entertainment segment generating content revenue by licensing television and theatrical programming to the Networks segment;

-- The Networks segment generating subscription revenues by selling cable network programming to the Cable segment;

-- The AOL, Cable, Networks and Publishing segments generating advertising revenue by cross-promoting the products and services of all AOL Time Warner segments; and

-- The Music segment generating other revenue by manufacturing DVDs for the Filmed Entertainment segment.


-- The AOL segment generates other revenue by providing the Cable segment's customers access to the AOL Transit Data Network (ATDN) for high-speed access to the Internet.

These intercompany transactions are recorded by each segment at fair value as if the transactions were with third parties and, therefore, generally impact segment performance. While intercompany transactions are treated like third-party transactions to determine segment performance, the revenues (and corresponding expenses recognized by the segment that is counterparty to the transaction) are eliminated in consolidation and, therefore, do not themselves impact consolidated results.

Revenues recognized by AOL Time Warner's segments and eliminated as intercompany transactions in deriving consolidated revenues are as follows:


                                                  Three Months Ended June 30,     Six Months Ended June 30,
                                                  ---------------------------     -------------------------
                                                     2003           2002               2003        2002
                                                     ----           ----               ----        ----
                                                                          (millions)
Intercompany Revenues
AOL..............................................   $   18        $   75              $   68     $  155
Cable............................................       19            36                  35         66
Filmed Entertainment.............................      267           133                 444        303
Networks.........................................      147           135                 299        268
Music............................................      151           143                 300        236
Publishing.......................................       19            14                  38         25
                                                    ------        ------              ------     ------

   Total intercompany revenues...................   $  621         $ 536              $1,184    $ 1,053
                                                    ======         =====              ======    =======

Included in the total intercompany revenues above are intercompany advertising revenues, as follows:

                                                 Three Months Ended June 30,    Six Months Ended June 30,
                                                 ---------------------------   --------------------------
                                                      2003        2002             2003        2002
                                                      ----        ----             ----        ----
                                                                       (millions)
Intercompany Advertising Revenues
AOL ..........................................        $  2        $ 50             $ 35        $104
Cable ........................................           2          31                4          58
Filmed Entertainment .........................          --          --               --          --
Networks .....................................          30          37               54          77
Music ........................................          --          --               --          --
Publishing ...................................          10          14               29          25
                                                      ----        ----             ----        ----

   Total intercompany advertising revenues ...        $ 44        $132             $122        $264
                                                      ====        ====             ====        ====


During the quarter, there was a change in the application of AOL's policy for intercompany advertising barter transactions, which reduced both the amount of intercompany advertising revenues and advertising expenses recognized by AOL during the quarter by approximately $30 million. This change, however, had no impact on AOL's operating income or its operating income before depreciation and amortization. In addition, because intercompany transactions are eliminated on a consolidated basis, this change in policy did not impact the Company's consolidated results of operations.

Note 5: Cable Capital Expenditures and Subscriber Statistics

Capital Expenditures

The Cable segment's capital expenditures from continuing operations are comprised of the following categories:

                                     Three Months Ended June 30,   Six Months Ended June 30,
                                     ---------------------------   -------------------------
                                         2003        2002              2003        2002
                                         ----        ----              ----        ----
                                                          (millions)
Customer premise equipment ......        $193        $224              $371        $423
Scaleable infrastructure ........          41          46                66          86
Line extensions .................          50          46                89          84
Upgrade/rebuild .................          60          49                98          88
Support capital .................          83          92               149         134
                                         ----        ----              ----        ----

   Total capital expenditures ...        $427        $457              $773        $815
                                         ====        ====              ====        ====

Cable Subscriber Statistics

At the AOL Time Warner Cable segment, total customer relationships, representing the number of customers that receive at least one level of service, increased by 3% to approximately 11.3 million as of June 30, 2003 compared to approximately 11 million as of June 30, 2002 and revenue generating units, representing the total of all analog video, digital video, high-speed data and telephony customers, increased by 13% to approximately 18 million as of June 30, 2003 compared to approximately 16 million as of June 30, 2002. The Company's subscriber amounts include subscribers at both consolidated entities and investees accounted for under the equity method of accounting that are managed by the Company.


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